SECURED PROMISSORY NOTE

$100,000.00	January 21, 2014

Irvine, California

FOR VALUE RECEIVED, Qayed Shareef ("Maker") promises to pay to Adaptive Medias, Inc., a Nevada corporation ("Holder"), or order, at 16795 Von Karman Avenue, Irvine, California, 92606 or at such other place as Holder may designate from time to time in writing, the maximum principal sum of One Hundred Thousand Dollars ($100,000.00). The advance of the principal under this Secured Promissory Note (the "Note") shall bear interest from the date of such advance until the date paid in full at a rate of five percent (5%) per annum, non-compounded. The principal of and interest on this Note shall be payable at the time and in the manner described in Section 2, below.

1.           PAYMENT OF PRINCIPAL AND INTEREST. Subject to acceleration pursuant to Section 3, below:

1.1           Quarterly Payments. Commencing ninety (90) days from the date hereof, One Thousand Two Hundred Fifty Dollars ($1,250) on the Note shall be due and payable, and subsequently payable on the twenty-first day of each third calendar month thereafter prior to the maturity of this Note.

1.2           Principal. Maker shall pay the entire unpaid principal of, and all accrued and unpaid interest on, this Note on January 21, 2019.

1.3           Prepayment. Maker may prepay all or any part of the principal then outstanding at any time, without penalty or premium, by providing Holder with written notice of its intention to do so not less than five (5) days prior to delivering such payment.

2.           Security. This Note is secured by all of the stock that Maker holds in the Holder as of the date hereof pursuant to the terms of that certain Stock Pledge Agreement executed concurrently herewith.

3.           DEFAULT

3.1           Events of Default. At the election of Holder, the entire principal balance of, and all accrued and unpaid interest on, this Note shall become immediately due and payable upon the occurrence of one or more of the following events of default:

(a)           Failure to Pay. Maker defaults in the payment of any amount due under this Note or in the performance of any other obligation imposed upon Maker in this Note or the Loan Agreement;

(b)           Failure to Perform. Maker defaults in the performance any obligation imposed upon Maker in this Note or the Loan Agreement, and such default is not cured within ten (10) days following delivery of written notice of default to Maker;

(c)           Breach of Representation or Warranty of Maker. Maker breaches any representation or warranty made by Maker in the Pledge or any certificate delivered by Maker (or any officer of Maker) pursuant to the Pledge, and such default is not cured within ten (10) days following delivery of written notice of default to Maker;

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(d)           Insolvency. Maker makes an assignment for the benefit of any one or more of its creditors; or

(e)           Bankruptcy. There is commenced with respect to Maker a bankruptcy proceeding under the Bankruptcy Code, as amended from time to time, and such proceeding is not dismissed within thirty (30).

3.2           Holder's Election. Holder's failure to exercise the election described in Section 3.1 above, with respect to any event of default shall not constitute a waiver of the right to exercise such election upon the occurrence of any subsequent default.

4.           LATE PAYMENT CHARGE. Maker acknowledges and agrees that late payment to Holder will cause Holder to incur costs not contemplated by the loan evidenced by this Note, and that the exact amount of such costs are difficult and impracticable to assess. Therefore, Maker agrees that if all or any part of the amount due under this Note is not paid when due, then Maker shall pay Holder, on or before the fifteenth (15th) day after the due date for such payment, a late payment charge equal to one and one-half percent (1.5%) of any such amount not paid within ten (10) days of the due date thereof, and that such amount shall be deemed to be the damages for the loss suffered by such delinquency in payment. By accepting this Note without prejudicing any other rights or remedies of Holder hereunder, Holder agrees to accept such amount as liquidated damages on account of any such delinquent payment.

5.           GENERAL PROVISIONS

5.1           Medium. All sums due hereunder shall be paid in lawful money of the United States of America.

5.2           Interest Calculation. Interest shall be computed on the basis of a 360-day year.

5.3           Crediting Payments. All payments made hereunder shall be credited first against unpaid late charges; the balance of each such payment next shall be credited against accrued and previously unpaid interest; and the balance of each such payment shall be credited against principal, and interest thereafter shall not accrue on the amount so credited to principal.

5.4           Gender; Number. In this Note, the singular shall include the plural, and each gender shall include the other.

5.5           Waiver. Maker, for itself and its legal representatives, successors, and assigns, expressly waives demand, notice of nonpayment, presentment for demand, presentment for the purpose of accelerating maturity, dishonor, notice of dishonor, protest, notice of protest, notice of maturity, and diligence in collection.

5.6           Governing Law. This Note shall be construed in accordance with the laws of the State of California. Maker hereby consents to the jurisdiction of the courts of the State of California with respect to any matter relating to the enforcement of any rights created by or evidenced in this Note.

5.7           Captions. The section and subsection headings in this Note are included for purposes of convenience and reference only and shall not affect in any way the meaning or interpretation of this Note.

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5.8           Collection Costs. Maker agrees to pay all of Holder's court costs and attorneys' fees if counsel is engaged to assist in the collection of amounts due under this Note after a default hereunder or if any action is commenced to construe or enforce the terms of this Note.

[Signature appears on the following page.]

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IN WITNESS WHEREOF, the undersigned Maker has executed this Note on the date set forth below.

January 21, 2014	/s/ Qayed Shareef
Date	Qayed Shareef

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